Exhibit 99.1

Gap Inc. Reports August Sales Up 6 Percent;
Comparable Store Sales Down 2 Percent

SAN FRANCISCO—September 5, 2002—Gap Inc. (NYSE-GPS) today reported sales of $1.16 billion for the four-week period ended August 31, 2002, compared to sales of $1.09 billion for the same period ended September 1, 2001. The company’s comparable store sales for August 2002 were down 2 percent, compared to a 17 percent decrease in August 2001.

Comparable sales by division for August 2002 were as follows:

•	Gap Domestic: negative 4% versus negative 17% last year

•	Gap International: negative 4% versus negative 17% last year

•	Banana Republic: flat versus negative 12% last year

•	Old Navy: flat versus negative 19% last year

“While we experienced a slow start to August, performance improved in the second half of the month as we stepped up strategic promotional activity and implemented fall marketing,” said Chief Financial Officer Heidi Kunz. “Despite the increase in promotions, total company merchandise margins improved year over year and met beginning of month projections.”

Year-to-date sales of $7.3 billion for the 30 weeks ended August 31, 2002 represent a decrease of 3 percent over sales of $7.5 billion for the same period ended September 1, 2001. The company’s year-to-date comparable store sales decreased 11 percent compared to a decrease of 10 percent in the prior year.

As of August 31, 2002, Gap Inc. operated 4,263 store concepts compared to 4,024 store concepts last year, which represents an increase of 6 percent. The number of stores by location totaled 3,142 compared to 3,045 stores by location last year, which represents an increase of 3 percent.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:	Media Relations:
Michelle Weaver	Alan Marks
650-874-7780	415-427-6561

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

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